Exhibit 99.1

MagneGas to Present at the 2017 Disruptive Growth Company Showcase NYC Presented by
SeeThruEquity and RHK Capital

NEW YORK, NY / ACCESSWIRE / September 22, 2017 / MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that management will be presenting at the 2017 Disruptive Growth Company Showcase NYC at 9:30 AM EDT on September 27, 2017 at the Grand Hyatt 109 E 42nd St.

Each company will be provided with a 30-minute time slot to present to an audience of investors and industry professionals and company management will also be available for one-on-one meetings with institutional investors.

Conference registration: complimentary for qualified investors and equity research analysts.

In order to register as an attendee of the conference, please click HERE. For more information on the conference please visit www.disruptnyc.com.

News Compliments of ACCESSWIRE.

About SeeThruEquity

Since its founding in 2011, SeeThruEquity has been committed to its core mission: providing impactful, high quality research on underfollowed smallcap and microcap equities. SeeThruEquity has pioneered an innovative business model for equity research that is not paid for and is unbiased. SeeThruEquity is the host of acclaimed investor conferences that are the ultimate event for publicly traded companies with market capitalizations less than $1 billion.

SeeThruEquity is approved to contribute its research reports and estimates to Thomson One Analytics (First Call), the leading estimates platform on Wall Street, as well as Capital IQ and FactSet. SeeThruEquity maintains one of the industry's most extensive databases of opt-in institutional and high net worth investors. The firm is headquartered in Midtown Manhattan in New York City.

For more information please visit www.seethruequity.com.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

SOURCE: MagneGas Corporation